Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2023 (this “Amendment”), is by and between Bancorp 34, Inc., a Maryland corporation (“B34”) and CBOA Financial, Inc., an Arizona corporation (“CBOA” together with B34, the “Parties”).

WITNESSETH:

WHEREAS, the Parties have heretofore entered into that certain Agreement and Plan of Merger, dated as of April 27, 2023 (the “Merger Agreement”);

WHEREAS, Section 10.4 of the Merger Agreement provides that the Merger Agreement may be amended in writing by the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement in certain respects as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.             Defined Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.

2.             Amendment of Section 3.1(a) of the Merger Agreement. Section 3.1(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“At the Effective Time, subject Section 3.6, by virtue of the Merger and without any action on the part of the Parties, each share of CBOA Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and Dissenting Shares, if any) shall be converted into the right to receive 0.2628 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and non-assessable shares of B34 Common Stock (the “Merger Consideration”).”

3.             Amendment of Section 9.1(f) of the Merger Agreement. Section 9.1(f) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“by either B34 or CBOA if the Merger shall not have been consummated on or before June 28, 2024 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement; provided, however, that the Outside Date may be extended by the mutual written agreement of the Parties; or

4.             Disclosure Memorandum. In connection with this Amendment, B34 has supplemented the B34 Disclosure Memorandum (the “B34 Disclosure Memorandum Supplement”), a copy of which has been delivered to CBOA, and CBOA, by execution of this Amendment, hereby acknowledges receipt of the B34 Disclosure Memorandum Supplement.

5.             Limited Effect. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall continue and remain in full force and effect and the valid and binding obligation of the Parties in accordance with its terms. All references in the Merger Agreement to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended hereby.

6.             Miscellaneous. Section 10.8 (Governing Law), Section 10.9 (Counterparts), Section 10.11 (Interpretations) and Section 10.13 (Severability) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[signature pages follow]

1

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in counterparts by their respective officers thereunto duly authorized as of the date first above written.

BANCORP 34, INC.

By:	/s/ James Crotty
Name:	James Crotty
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CBOA FINANCIAL, INC.

By:	/s/Chris Webster
Name:	Chris Webster
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]